SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SFBC INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SFBC INTERNATIONAL, INC.
To All SFBC Stockholders:
      We are pleased to invite you to attend the annual meeting of the stockholders of SFBC International, Inc., which will be held at 11:00 a.m. on June 21, 2005 at the Sheraton Bal Harbour Hotel in Miami Beach, Florida for the following purposes:

1. To elect seven members to our Board of Directors to serve a one-year term;

2. To approve the amendment to our 1999 Stock Plan;

3. To approve the amendment to our 2004 Employee Stock Purchase Plan;

4. To approve the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2005;

5. For the transaction of such other matters as may properly come before the Annual Meeting.
      SFBC’s board of directors has fixed the close of business on April 27, 2005, as the record date for a determination of stockholders entitled to notice of, and to vote at, this annual meeting or any adjournment thereof.

By the Order of the Board of Directors

/s/ Lisa Krinsky, M.D.

Lisa Krinsky, M.D.,
Chairman and President
Dated: May 20, 2005
Your vote is very important.
If you do not plan on attending the meeting, please vote, date and sign the enclosed proxy and return it in the business envelope provided.

SFBC INTERNATIONAL, INC.
PROXY STATEMENT
       This Proxy Statement is being sent to the holders of shares of common stock of SFBC International, Inc., a Delaware corporation, in connection with the solicitation of proxies by our management for use at the 2005 Annual Meeting of Stockholders to be held at 11:00 a.m. on June 21, 2005 at the Sheraton Bal Harbour Hotel in Miami Beach, Florida for the following purposes:

1. To elect seven members to our Board of Directors to serve a one-year term;

2. To approve the amendment to our 1999 Stock Plan;

3. To approve the amendment to our 2004 Employee Stock Purchase Plan;

4. To approve the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2005;

5. For the transaction of such other matters as may properly come before the Annual Meeting.
      We are sending this Proxy Statement to holders of common stock in connection with our management’s solicitation of proxies for use at the Annual Meeting, and any adjournments thereof. With this Proxy Statement, we are also mailing or delivering to SFBC’s stockholders a proxy card, the Notice of Annual Meeting, a copy of our Annual Report, and our Form 10-K for the year ended December 31, 2004.
Required Vote
      The presence, in person or by proxy, of a majority of the 18,277,692 outstanding shares of common stock as of the record date of April 27, 2005 (the “Record Date”) is necessary to constitute a quorum at the Annual Meeting. Each of the proposals set forth in this Proxy Statement will be voted upon separately at the Annual Meeting. The affirmative vote of the holders of a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting will be required to elect seven directors to our Board of Directors under Proposal No. 1. This means that the seven persons who receive the most votes are elected. The vote of a majority of outstanding shares of common stock present in person or represented by proxy is necessary to approve Proposal Nos. 2, 3 and 4, and to approve any other business.
      Proxies that abstain on one or more proposals and “broker non-votes” will be deemed present for quorum purposes for all proposals to be voted on at the meeting. However, broker non-votes are not considered present for purposes of considering whether Proposal Nos. 2 and 3 are approved. Broker non-votes occur where a broker holding stock in “street name” is entitled to vote the shares on some matters but not others. If your shares are in street name (or held by your broker) and you do not give your broker voting instructions on those matters for which the broker has no discretion, the missing votes are broker non-votes. In this year’s vote, brokers are entitled to vote for Proposal Nos. 1 and 4, but not for Proposal Nos. 2 and 3.
      Client directed abstentions are not broker non-votes. Abstentions, but not broker non-votes, are counted in tabulations of the votes cast on proposals presented to the stockholders and will have the same effect as a vote against the proposals. Stockholders whose shares are in street name and do not return a proxy are not counted for any purpose and are neither an abstention nor a broker non-vote, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Stockholders who sign, date and return a proxy but do not indicate how their shares are to be voted are giving management full authority to vote their shares as they deem best for SFBC.
      For these reasons, it is important that all shares are represented at the Annual Meeting, either by you personally attending the Annual Meeting in person or by giving a proxy to vote your shares.

Voting Procedures and Revocability of Proxies
      Your vote is very important. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any or all proposals. You should specify your respective choices on the accompanying proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the shares of common stock represented by your signed proxy card will be voted “FOR” Proposal Nos. 1, 2, 3 and 4 listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote for or against these matters according to their judgment.
      You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Secretary of SFBC, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: SFBC International, Inc., 11190 Biscayne Boulevard, Miami, Florida 33181, Attention: Mr. David Natan.
Cost of Solicitation
      Proxies will initially be solicited by SFBC by mail and the cost of solicitation will be paid by us. Our officers and selected employees may solicit proxies from stockholders personally or by telephone, facsimile or other forms of communication. We expect to retain a proxy solicitation firm to assist us at our expense. Our officers and employees will not be additionally compensated for that solicitation. We will also pay for the cost of this additional solicitation. We are also requesting that brokers, banks and other custodians send soliciting materials to beneficial owners. We will reimburse them for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies will be paid by us.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NOS. 1, 2, 3 AND 4.
      Our common stock is listed on the Nasdaq National Market under the symbol “SFCC”. On May 17, 2005, the last sale price for the common stock as reported by Nasdaq was $32.18 per share.
      We are mailing this Proxy Statement and the accompanying Annual Report, Notice of Meeting and proxy card to our stockholders on or about May 20, 2005.

Voting Securities and Principal Holders Thereof
      The following table sets forth the number of shares of SFBC’s voting stock beneficially owned as of the Record Date by (i) those persons known by SFBC to be owners of more than 5% of SFBC’s common stock, (ii) each director of SFBC, (iii) our chief executive officer and the other four executive officers listed in the Summary Compensation Table of this Proxy Statement, and (iv) all executive officers and directors of SFBC as a group:

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding

Lisa Krinsky, M.D.(2)(3)	831,030	4.5%
Arnold Hantman, C.P.A.(2)(4)	467,916	2.5%
Gregory B. Holmes, Pharm.D.(2)(5)	331,010	1.8%
Jeffrey P. McMullen(6)	221,500	1.2%
Marc LeBel, Pharm.D.(2)(7)	143,652	*
Gary Ingenito(8)	3,000	*
Jack Levine, C.P.A.(9)	132,000	*
David Lucking(10)	81,750	*
Dr. Leonard I. Weinstein, Ph.D.(11)	20,000	*
Alliance Capital Management(12)	1,048,215	5.7%
All executive officers and directors as a group (9) persons)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)	2,231,108	11.6%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person has either the power to vote or sell our common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. For the purposes of this Proxy Statement, all options which vest as of June 30, 2005, are included as beneficially owned by the listed persons or group.

(2)	Does not include unvested restricted stock units issued after the Record Date. See Item 1. “Executive Compensation Agreements — 2005 Agreements.”

(3)	Includes 176,800 shares of common stock issuable upon exercise of options.

(4)	Includes 161,800 shares of common stock issuable upon exercise of options. Does not include 3,000 shares of common stock held in the name of his wife, as to which Mr. Hantman disclaims beneficial ownership.

(5)	Includes 150,000 shares issuable upon exercise of options.

(6)	Includes 152,300 shares of common stock issuable upon exercise of options. Although Mr. McMullen is not named in the Summary Compensation Table, he is included because he is expected to be in 2005. Mr. McMullen joined us on December 22, 2004 when we acquired PharmaNet, Inc.

(7)	Includes 48,352 shares held by Gestion Marc LeBel Inc. and 38,334 shares issuable upon exercise of options.

(8)	Dr. Ingenito resigned in January 2005.

(9)	Includes 2,250 shares held by Jack Levine Trustee, Jack Levine, P.A. Money Purchase Plan, 2,250 shares held by Jack Levine, Trustee, Jack Levine, P.A. Profit Sharing Trust, and 112,500 shares issuable upon exercise of options.

(10)	Includes 45,000 shares of common stock issuable upon exercise of options.

(11)	All of these shares are issuable upon exercise of options.

(12)	Based upon a Schedule 13F providing beneficial ownership as of March 31, 2005, as reported by the Nasdaq Stock Market.

*	Less than 1%

Board of Directors
      The business of SFBC is managed under the direction of the Board of Directors. It has the responsibility for establishing broad corporate policies and for reviewing the overall performance of SFBC. It is not however, involved in the operating details on a day-to-day basis. The Board of Directors is kept advised of our business through regular written communications and discussions with management. Consistent with our historical policy, a majority of the Board of Directors has been independent. In addition, we recently commenced having informal monthly meetings of our Board of Directors at which our chief executive officer updates the Board on recent developments. The Board of Directors determined that each of Mr. Jack Levine, Mr. David Lucking and Dr. Leonard I. Weinstein is independent as defined under the standards of The Nasdaq Stock Market (“Nasdaq”). In addition, assuming election at the Annual Meeting, Mr. Arnold Golieb will be an independent director.

Corporate Governance
      With the adoption of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq, corporate governance has been recognized as a key element to effective performance and the protection of stockholders.
      As Nasdaq has recognized, a large majority of investors will pay a premium for companies which demonstrate a commitment to governance. We at SFBC have reacted to these changes recognizing that the “tone at the top” is an important first step. Our chief executive officer set this tone by recommending that we have a “Lead Director” who is independent of management and otherwise encouraging that we implement procedures or best practices that go beyond legal and Nasdaq requirements. More recently, as another manifestation of this leadership our chief executive officer materially reduced our Compensation Committee’s recommended total direct compensation for senior management based on management’s belief that the proposed high level of compensation was not in our stockholders’ best interests. We are committed to continuing to monitor best practices in the corporate community and adopt them whenever our Board of Directors believes it is appropriate for a company of our size.
      As part of our commitment to corporate governance:

•	we have appointed a Lead Director, Mr. Jack Levine, CPA, who interfaces with our management, our auditors and our counsel on a daily basis and who is spearheading our efforts to improve corporate governance;

•	we instituted a policy of having our chief executive officer providing monthly updates in telephone conferences with our Board of Directors;

•	we have always maintained a majority of independent directors and are seeking to strengthen our Board of Directors by expanding our Board with additional independent directors;

•	we intend to institute a share ownership policy for our Board of Directors and executive officers which will be effective by October 31, 2005;

•	at the urging of our Lead Director, our Audit Committee adopted a policy to retain a separate auditing firm to assist us with due diligence in connection with any acquisitions we seek to consummate. As of the date of this Proxy Statement, we have not entered into any understandings with an acquisition target. We expect that we will expand this practice in the future;

•	members of our Board of Directors have begun attending legal and corporate governance continuing education seminars;

•	our code of ethics applies to all of our employees and directors; and

•	our independent directors meet in executive sessions both alone and with our independent auditors and adopted a policy to do so at each Board meeting.

Compensation of Our Directors
      Our independent directors receive fees of $1,000 for each formal meeting of our Board of Directors and Board Committee on which they serve. Additionally, upon election to our Board (and again after the full vesting of any previously granted options), we currently issue our independent directors options to purchase 15,000 shares of our common stock at fair market value, which options vest over a one-year period subject to continued service as a director. Additionally, our Lead Director, Mr. Jack Levine, currently receives a fee of $5,000 per month and currently receives a grant every three years of options to purchase an additional 22,500 shares of our common stock (vesting as described above). We reimburse our directors for expenses incurred in attending corporate governance and other educational seminars. We do not compensate our executive officers for their service on our Board of Directors. The independent compensation consulting firm hired by the Compensation Committee of our Board of Directors has proposed increasing the cash compensation and modifying the equity component to include restricted stock. We intend to have our full Board of Directors address this proposal later in 2005.

Code of Ethics
      We have adopted a code of ethics that applies to our directors and all of our employees including our executive officers. This code of ethics is posted on our website. Our Internet address is www.sfbci.com. A copy of our code of ethics will be provided without charge, upon request by mail at SFBC International, Inc., 11190 Biscayne Boulevard, Miami, FL 33181, Attention: Mr. David Natan. We intend to satisfy the disclosure requirements of amendments to or waivers from a provision of the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions by posting such information on our website. Our website and the information in or connected to our website are not incorporated into this Proxy Statement.

Board Meetings
      The Board of Directors of SFBC held 14 meetings and executed 12 unanimous consents during the fiscal year ended December 31, 2004. With the exception of one meeting which one director was unable to attend, all directors attended the meetings of the Board of Directors and committees on which they served.

Committees
      We have a Compensation Committee, Audit Committee and Nominating Committee, each consisting of independent directors within the meaning of the rules of Nasdaq. Because we currently have three independent directors, our Audit Committee is responsible for corporate governance. With the expansion of our Board of Directors, we may establish a Corporate Governance Committee.

Audit Committee
      The Audit Committee’s primary role is to review our accounting policies and issues which may arise in the course of our audit. The Audit Committee selects our independent auditors, approves all audit and non-audit services, and reviews the independence of our auditors. The Audit Committee also reviews the audit and non-audit fees of the auditors. Our Audit Committee is also responsible for certain corporate governance and legal compliance matters. As part of its compliance responsibilities, our Audit Committee must approve all transactions between us and any executive officer or director as required by Nasdaq rules.
      The Audit Committee is governed by its Audit Committee Charter. The members of the Audit Committee are Mr. Jack Levine, as chairman, Mr. David Lucking and Dr. Leonard I. Weinstein. Our Audit Committee chairman regularly meets with our chief financial officer and participates in disclosure decisions prior to the issuance of press releases and filings with the SEC. The Audit Committee held 12 meetings and five times approved action by unanimous consent in 2004.
      Our Board of Directors has determined that Mr. Levine is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act, and that all of the members of the Audit Committee are independent, as that term is defined by the rules of Nasdaq relating to Audit Committee members. We expect Mr. Arnold Golieb will be appointed to our Audit Committee. Our Board of Directors has determined that he is qualified as an Audit Committee Financial Expert.

Compensation Committee
      The Compensation Committee determines the compensation of the executive officers of SFBC, administers SFBC’s 1999 Stock Plan and 2004 Employee Stock Purchase Plan and is authorized to grant stock options and other equity awards to SFBC’s officers, employees and consultants. The Compensation Committee has delegated to Lisa Krinsky, M.D., our president, and Mr. Arnold Hantman, our chief executive officer, the power to grant up to 15,000 options to persons who are not executive officers of SFBC. The Compensation Committee held five meetings and seven times approved action by unanimous consent in 2004.
      In 2005, our Compensation Committee held eight meetings in connection with its consideration and approval of new employment agreements for most of our executive officers.

Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee are Messrs. Jack Levine and David Lucking, and Dr. Leonard I. Weinstein, as chairman. Each member served on the Committee for all of 2004, and no other person served on the Committee during 2004. There are no members of the Compensation Committee who were officers or employees of SFBC or any of its subsidiaries during the fiscal year, formerly officers of SFBC, or had any relationship otherwise requiring disclosure in this Proxy Statement.

Nominating Committee
      The members of our Nominating Committee are Messrs. Jack Levine and David Lucking and Dr. Leonard I. Weinstein. Our Nominating Committee’s role is to recommend candidates for our Board of Directors. Its duties are governed by our Nominating Committee charter. The Committee has not established any specific minimum qualifications or criteria that a nominee must possess, and will consider a number of factors, including background, education, financial expertise, and industry experience in evaluating nominees.
      The Nominating Committee will consider candidates proposed by stockholders and will evaluate stockholder proposed candidates using the same criteria as for other candidates. Any stockholders who wish to propose candidates to serve as directors to be considered at the 2006 Annual Meeting of stockholders of SFBC, should provide written notice to the Nominating Committee in care of SFBC at 11190 Biscayne Boulevard, Miami, Florida 33181 by January 31, 2006.
      With the expansion of our Board of Directors, we expect that the composition of our Committees will change. We do expect that Messrs. Levine and Golieb will be Audit Committee members because of their qualification as Audit Committee Financial Experts.

Directors and Executive Officers
      The following is a list of our directors and executive officers. All directors serve one-year terms or until each of their successors are duly qualified and elected. Our officers are elected annually by the Board of Directors.

Names	Age	Position(s)

Lisa Krinsky, M.D.	42	Chairman of the Board and President (Chief Operating Officer)
Arnold Hantman, C.P.A.	69	Chief Executive Officer, Treasurer and Director
Gregory B. Holmes, Pharm.D.	49	Executive Vice President
David Natan, C.P.A.	52	Vice President of Finance (Chief Financial Officer)
Jeffrey P. McMullen	53	President and Chief Executive Officer of PharmaNet
Marc LeBel, Pharm.D.	50	President of Anapharm and Senior Vice President of SFBC
Jack Levine, C.P.A.	54	Director
David Lucking	51	Director
Leonard I. Weinstein, Ph.D.	60	Director

Item 1.	Election of Directors
      SFBC currently has five directors on its Board of Directors, all of whom have been nominated for election this year and have agreed to serve if elected.
      In addition, the Board of Directors has nominated two additional persons for election this year and each has agreed to serve if elected. In connection with our recent acquisition of PharmaNet, Inc., we agreed to nominate Mr. Jeffrey P. McMullen for election to our Board. In order to maintain a majority of independent directors on our Board, we have nominated Mr. Arnold Golieb, who will be an independent director within the meaning of the rules of Nasdaq.
      The seven persons who receive the most votes cast will be elected and will serve as directors until the 2006 Annual Meeting of stockholders unless they die, resign or are removed before that meeting. If a nominee becomes unavailable for election before the 2005 Annual Meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.
Information About Nominees
      Information about the seven persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.
Background of Directors
      Lisa Krinsky, M.D. has served as the chairman of our Board of Directors and president (chief operating officer) of our company since 1999. She is the head of our United States Phase I and early Phase II operations. Dr. Krinsky founded South Florida Kinetics, Inc., our Miami subsidiary, in 1995 and since that date she has been its chairman and chief executive officer.
      Arnold Hantman, C.P.A. was a founder of and has served as our treasurer and a director of our company since 1984 and chief executive officer since 1995. From 1977 to 1984, Mr. Hantman was executive vice president and a director of American Hospital Management Corporation, a hospital management company. Prior to 1977, Mr. Hantman practiced as a certified public accountant with

Wiener, Stern & Hantman for over 20 years. Mr. Hantman is a life member of the American and Florida Institutes of Certified Public Accountants and a licensed attorney in the State of Florida.
      Jack Levine, C.P.A. has been a director of our company since August 1999 and has been our Lead Director since November 2003. Mr. Levine is a certified public accountant in the State of Florida, and has been the president of Jack Levine, P.A. since 1984. He has been a director of Beach Bank, Miami Beach, Florida, since August 2000 and is chairman of its audit committee. Since July 30, 2004, Mr. Levine has been a director of Grant Life Sciences, Inc. Mr. Levine is a member of the National Association of Corporate Directors, Washington, D.C. Mr. Levine is also a member of the American and Florida Institutes of Certified Public Accountants.
      David Lucking has been a director of our company since June 2002. Since March 2003 he has been employed by SoLapharm, Inc., a development-stage branded pharmaceutical firm, as senior executive vice president and chief operating officer. Previously, Mr. Lucking held senior management positions at Noven Pharmaceuticals, Inc. from its inception in 1987 until 2003, when he joined SoLapharm. At Noven he served as Executive Director of Regulatory Affairs and was extensively involved in conducting preclinical and clinical trials, coordinating with the FDA and European pharmaceutical regulatory agencies and participating in creating strategic plans relating to developing pharmaceutical projects from concept to FDA approval.
      Leonard I. Weinstein, Ph.D. has been a director of our company since June 1999. For more than five years, Dr. Weinstein has been an independent consultant providing services to the healthcare industry, primarily in connection with the sale of medical practices. From April 1, 2004 through September 30, 2004, Dr. Weinstein served as president and a director of Medical Makeover Corporation of America.
Background of Newly Nominated Directors
      Jeffrey P. McMullen is the president and chief executive officer of PharmaNet, our newest subsidiary. Mr. McMullen co-founded PharmaNet in 1996. Prior to becoming president and chief executive officer of PharmaNet in 2004, Mr. McMullen held the positions of president and chief operating officer since 2003, executive vice president and chief operating officer since 2001 and senior vice president, business development since 1996. Mr. McMullen has more than 30 years of drug development industry experience including international experience in Europe, Japan, South America, and Asia. His professional experience includes 13 years with major drug development services companies as vice president of business development and director of clinical research, and nine years at Sterling Drug in the clinical, regulatory, and drug metabolism areas.
      Arnold Golieb is a retired partner of KPMG Peat Marwick (now KPMG LLP). During his career with KPMG, Mr. Golieb was the managing partner of their Des Moines, Iowa office and the tax partner in charge of their Los Angeles, California office. During the past five years, Mr. Golieb has served as a financial advisor to a real estate acquisition company which manages more than 30,000 apartment units and as a business advisor and trustee for an investment group. Mr. Golieb is a member of the American Institute of Certified Public Accountants.
Background of Non-Director Executive Officers
      Gregory B. Holmes, Pharm.D., ABCP, FCP joined South Florida Kinetics as executive vice president of clinical operations in February 1999 and has served in the same capacity with our company since June 1999. Effective in May 2005, his title changed to executive vice president. From January 1997 to February 1999, Dr. Holmes was president of clinical research for Phoenix International Life Sciences, a company now owned by MDS PharmServices, a leading global drug development services company. From May 1988 to January 1997, Dr. Holmes held several executive positions, including vice president of clinical research and vice president of international business, with Pharmaco International Inc., the clinical research division of Pharmaceutical Product Development, a leading global drug development services company. Dr. Holmes is a board certified clinical pharmacologist and a member and fellow of the American College of Clinical Pharmacology.

      David Natan, C.P.A. became our vice president of finance (chief financial officer) in March 2002, having first joined us in February 2002. Previously, Mr. Natan was employed by Global Technovations, Inc. as its vice president and chief financial officer from June 1995 through February 2002. Global Technovations, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December of 2001. Mr. Natan is a certified public accountant and he also has served as chief financial officer for two other public companies.
      Marc LeBel, Pharm.D., FCCP, FCSHP is a founder of and has been president of Anapharm, our Canadian subsidiary, since 1994. In May 2005, we appointed Dr. LeBel to also be senior vice president of SFBC. He is a fellow of the American College of Clinical Pharmacy and the Canadian Society of Hospital Pharmacists. He is the author of more than 100 publications on clinical pharmacology, including studies on pharmacokinetics and pharmacodynamics evaluation of drugs. Dr. LeBel has over 25 years of experience in providing drug development services.
Executive Compensation
      Set forth below is information with respect to compensation paid by us for 2004, 2003 and 2002, to our chief executive officer and the four other most highly compensated executive officers of SFBC.
SUMMARY COMPENSATION TABLE

							Long Term
		Annual Compensation					Compensation

(a)	(b)	(c)		(d)		(e)	(f)	(g)

							Securities
						Other Annual	Underlying	All Other
Name and Principal						Compensation(2)	Options/SARs	Compensation
Position	Year	Salary ($)		Bonus ($)(1)		($)	(#)	($)

Arnold Hantman,	2004	$400,000		$550,000	(3)(4)	—	75,000	$0
Chief Executive	2003	$325,000		$129,115		—	0	$0
Officer	2002	$250,000		$25,000		—	60,000	$0
Lisa Krinsky, M.D.,	2004	$475,000		$606,250	(3)(5)	—	75,000	$0
President	2003	$400,000		$215,190		—	0	$0
	2002	$325,000		$35,000		—	60,000	$0
Gregory B. Holmes,	2004	$325,000		$450,000	(3)	—	135,000	$0
Pharm.D, Executive	2003	$275,000		$75,000		—	0	$0
Vice President	2002	$200,000		$140,000		—	115,000	$0
Marc LeBel, Pharm.D.	2004	$271,272		$136,521		—	30,000	$0
President of	2003	$229,892		$63,069		—	0	$0
Anapharm	2002	$140,194	(6)	$0		—	35,000	$0
Gary Ingenito(7)	2004	$290,000		$150,000		—	27,000	$0
Senior Vice	2003	$72,500		$0		—	—	$0
President	2002	$0		$0		—	—	$0

(1)	Represents bonuses paid in the year listed, but earned in the prior year, except as otherwise disclosed.

(2)	For each of the named executive officers, the aggregate amount of personal benefits, which vary by individual and include car allowances and insurance, disability, life and medical insurance, does not exceed the lesser of 10% of the total salary and bonus reported or $50,000.

(3)	Includes a $250,000 bonus received for efforts in connection with two significant financing transactions. Does not include compensation paid to his sister-in-law and son-in-law who are employed by the Company. Their base salaries in 2004 and currently are $65,000 and $45,000, respectively, per year.

(4)	Also includes a $300,000 bonus earned in 2004 but paid in 2005.

(5)	Also includes a $356,250 bonus earned in 2004 but paid in 2005.

(6)	Represents salary paid by us from March 15, 2002 through December 31, 2002. Dr. LeBel was not employed by us prior to March 15, 2002.

(7)	Dr. Ingenito joined us in October 2003 and resigned in January 2005. His 18,000 vested options expired in April 2005; the remaining 9,000 unvested options expired effective with his resignation.

Executive Compensation Agreements

2005 Agreements
      In May 2005, we entered into new three-year employment agreements with Lisa Krinsky, M.D., Mr. Arnold Hantman and Dr. Gregory Holmes, and a new one-year employment agreement with Mr. David Natan, each effective as of April 1, 2005. In addition, we amended our current employment agreement with Dr. Marc LeBel effective as of April 1, 2005. We paid Dr. Holmes a signing bonus and Dr. LeBel a retention bonus as described under the “Compensation Committee Report — 2005 Compensation Awards.”
      The new agreements provide that Dr. Krinsky will continue to serve as our president and chief operating officer, Mr. Hantman will continue to serve as our chief executive officer, Dr. Holmes will continue to serve as our executive vice president, and Mr. Natan will continue to serve as our chief financial officer, with all the rights, powers, functions, duties and responsibilities customarily associated with such titles.
      The Compensation Committee retained an independent compensation consultant to assist it in evaluating our senior management’s compensation. Based upon its recommendation, the new employment agreements each provide for a base salary, an annual bonus based upon meeting financial and operating performance targets to be set annually and annual awards of long-term incentives.
      Pursuant to these new and amended employment agreements, the base annual salaries of Dr. Krinsky and Mr. Hantman are $650,000, Dr. Holmes is $550,000, Mr. Natan is $330,000 and Dr. LeBel is $350,000, effective as of April 1, 2005. Dr. LeBel’s salary is stated in U.S. Dollars calculated as of May 9, 2005. We also changed our method of providing perquisites or personal benefits to these executive officers while maintaining a limit of less than $50,000 per person. Previously we provided specific benefits such as automobile allowances. Our Compensation Committee now provides an allowance for personal benefits and permits the above executives to select personal benefits with a “cafeteria plan” approach. We also will pay the executive a sum to compensate him or her for federal income taxes due (at a 35% rate) as a result of payment of the personal benefits. The sums available (excluding the tax payments) are $32,500 to Drs. Krinsky and Holmes and Mr. Hantman and $19,500 to Mr. Natan and Dr. LeBel. If these sums are not spent, we will not pay the executive cash for the unused portion. We acted to limit perquisites because our Compensation Committee understands that investors have criticized other companies for not placing meaningful limits on their executives’ perquisites. Because of the high level of our senior executive compensation, our Compensation Committee felt it was important to limit the level of perquisites and to give clear guidelines to our senior executives. Previously, no executive exceeded the $50,000 limit.
      The table chart below contains the base salaries paid for the first year under the new and amended employment agreements, the base salaries paid in 2004 and 2003.

Person	Current Base Salary	2004 Base Salary	2003 Base Salary

Lisa Krinsky, M.D.	$650,000	$475,000	$400,000
Arnold Hantman	$650,000	$400,000	$325,000
Dr. Gregory B. Holmes	$550,000	$325,000	$275,000
David Natan	$330,000	$210,000	$170,000
Dr. Marc LeBel*	$350,000	$271,272	$229,892

*	Calculated in United States dollars at May 9, 2005.
      In addition, these executives (except Dr. LeBel) are eligible to receive annual bonus compensation for the 12-month period ending March 31, 2006 if certain financial and operating targets are achieved by the Company, which bonuses range from 10% to 100% of their base salary. Dr. LeBel is eligible for a discretionary bonus. If Drs. Krinsky or Holmes or Messrs. Hantman or Natan are terminated without cause, or resigns for good reason, the executive is entitled to three year’s base salary (one year for Mr. Natan).

      Also, we awarded long-term incentive (“LTI”) compensation based on the intended grant date value to Dr. Krinsky and Mr. Hantman in the amount of $1million, Dr. Holmes in the amount of $750,000, Dr. LeBel in the amount of $275,000 and Mr. Natan in the amount of $250,000. For this year’s awards and after considering the current accounting treatment, future accounting treatment under FASB Statement No. 123(R), the overriding desire to encourage performance and retention of key individuals, and advice from its compensation consultant, our Compensation Committee elected to grant LTI awards for each person with two-thirds of their respective value in restricted stock units and one-third in stock options. Because the stock options are premium priced and represent only one-third of the value of the awards, they will vest on December 31, 2005, subject to continued employment, and thereby will not result in the recognition of an expense for accounting purposes. In order to balance the overall LTI awards in light of this early vesting, the larger portion of the LTI award, a grant of restricted stock units, will only vest on March 31, 2008 subject to continued employment on that date. The delivery of the restricted stock units will be further deferred to permit SFBC to benefit from favorable federal income tax treatment as described in “Compensation Committee Report — Section 162(m).”
      Based upon these LTI awards, we granted, subject to vesting, five-year stock options and restricted stock units as follows:

Name	No. of Options	Value of Options	No. of RSUs	Value of RSUs

Lisa Krinsky, M.D.	32,520	$333,333	15,913	$666,667
Arnold Hantman	32,520	$333,333	15,913	$666,667
Dr. Gregory B. Holmes	24,390	$250,000	11,935	$500,000
Dr. Marc LeBel	8,943	$91,666	4,376	$183,334
David Natan	8,130	$83,333	3,978	$166,667
      In determining the total compensation of our executives described above, our Compensation Committee considered the report of its independent compensation consultant and initially proposed LTI awards ranging from $500,000 to $2 million for our senior executives. However, after considering the concerns of management, the Committee reduced the total compensation awards recommended. The primary change, prompted by management’s concern that the LTI was too high, was to reduce the value of these LTI awards by one-half. Thus, the recommended LTI award of $2 million to our chief executive officer was reduced to $1 million. This was offset by a small increase in the base salaries recommended by the compensation consultant. For our chief executive officer, this resulted in increasing the proposed $625,000 annual base salary to $650,000. The final change was to reduce the recommended maximum annual bonus of 120%, subject to meeting performance targets, to 100% based upon our management’s recommendation.
      The options are exercisable at $38 per share which was an 18% premium over fair market value ($32.18) as of the date of grant. Additionally, if any options are exercised prior to January 1, 2007, the shares of common stock issued upon exercise may not be sold until January 1, 2007. Based upon the recommendation of the Compensation Committee’s compensation consultant, the number of restricted stock units was based upon the cash value of the award, reduced by one-third in order to reflect the premium placed on a grant of restricted stock versus stock options. This amount was than divided by the current market price of our common stock, less a small discount to reflect the restriction period of over three years. As part of its negotiations with the chief executive officer, the Compensation Committee accepted a 51% volatility factor in determining the number of options to be granted rather than the 60% recommended by the independent compensation consultant. SFBC is currently using the 51% volatility factor in its consolidated financial statements in determining pro forma compensation expense. Additionally, the chief executive officer recommended premium price options at $38 which the Compensation Committee believes adds a performance based aspect to the options. As a consequence of agreeing to the chief executive officer’s two recommendations, more options were granted than what was proposed by the independent compensation consultant.

      Additionally, in May 2005 our Compensation Committee granted Mr. Jeffrey P. McMullen 24,593 options exercisable at $38 per share over a five-year period. The options vest on December 31, 2005, subject to continued employment on that date, and the shares issued upon exercise are subject to the same restriction on sale as described above. Mr. McMullen is entitled to an annual grant of options under his employment agreement equal to the average number of options granted to Mr. Hantman and Drs. Krinsky, Holmes and LeBel on equivalent terms.
      Since its initial public offering in 2000, SFBC has provided clawback provisions in option agreements which cancel existing options and require forfeiture of profits where the employee has been terminated for cause or following resignation or termination violates non-compete or confidentiality provisions of employment or other agreements. This practice has been continued and also applies to the restricted stock units described above.
      In addition, the new employment agreements authorize the Compensation Committee, in the event it learns that an executive or the Company is subject to any investigation involving possible violations of the United States securities laws, to cause the Company to withhold all payments which the Committee believes may be considered to be subject to the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002.

2004 Compensation
      Effective January 1, 2004, based upon unanimous approval of the Compensation Committee and the Audit Committee, we agreed to enter into new three-year employment agreements with each of Dr. Krinsky, Mr. Hantman and Dr. Holmes. The new written employment agreements were subject to approval of both Committees; however, no agreements were reached with these officers during 2004. Nonetheless, we paid salaries to each of Dr. Krinsky, Mr. Hantman and Dr. Holmes under the terms approved by the Committees. Dr. Krinsky, Mr. Hantman and Dr. Holmes received benefits which were similar to those received under their prior written employment agreements.
      Based on the Compensation Committee’s resolution, Dr. Krinsky and Mr. Arnold Hantman were entitled to bonuses for 2004. Dr. Krinsky was entitled to receive an annual bonus of 2.5% of pre-tax income and Mr. Hantman to receive an annual bonus of 1.5% of pre-tax income, not to exceed their respective salaries. Based on this formula, Dr, Krinsky and Mr. Hantman would have been entitled to receive bonuses of $475,000 and $400,000, respectively. On February 23, 2005, our Compensation Committee in exercising its oversight reduced these sums and awarded bonuses of $356,250 and $300,000 to Dr. Krinsky and Mr. Hantman, respectively, for 2004. In addition, our Compensation and Audit Committees awarded Dr. Holmes a discretionary $200,000 bonus in April 2004. The Compensation Committee awarded Mr. David Natan, our chief financial officer, a discretionary bonus of $25,000. Dr. Marc LeBel, president of Anapharm, received a bonus of $136,521 in 2004.
      On December 22, 2004, in conjunction with the PharmaNet closing, our Compensation Committee awarded $1.1 million in discretionary bonuses related to the efforts of our management in securing two debt financings in 2004 — the $143.75 million of convertible notes and the $160 million credit facility. These bonuses were awarded as follows:

Dr. Lisa Krinsky	$250,000
Mr. Arnold Hantman	$250,000
Dr. Gregory Holmes	$250,000
Mr. David Natan	$125,000
Other Employees	$225,000
      In March 2002, we entered into a three-year employment agreement with Mr. David Natan which provided for an annual salary of $170,000 per year and a monthly automobile allowance of $600. This agreement was recently automatically renewed for a one-year term expiring in March 2006, but was replaced by a new agreement as provided above under “2005 Agreements.” Effective January 1, 2004, his annual salary was increased to $210,000 where it remained through March 31, 2005. Mr. Natan received a $10,000 bonus in January 2004, a $25,000 bonus in February 2005 and the $125,000 bonus referred to above.
      As part of our acquisition of PharmaNet, we entered into a three-year employment agreement (terminable by either party on 90 days’ notice) with Mr. Jeffrey P. McMullen, its president and chief executive officer. Mr. McMullen receives an annual salary of $475,000 with a guaranteed annual increase of at least 4% per annum and an annual bonus equal to 1.5% of PharmaNet’s adjusted pre-tax income (not to exceed his base salary). Mr. McMullen also receives benefits including a luxury car and all costs associated with it including the income taxes incurred, up to $12,000 per year in financial planning fees and a club membership. PharmaNet also pays a $840 premium on a life insurance policy owned by Mr. McMullen. If Mr. McMullen’s employment is terminated without cause, he is entitled to an additional 90 days’ severance pay.
      Mr. McMullen also received 135,000 vested stock options exercisable at $44.43 per share, which is equal to 110% of fair market value at the date of grant. Additionally, similar to other key PharmaNet executives, Mr. McMullen used 20% of his after tax proceeds to purchase shares of our restricted common stock at a 15% discount. He purchased 69,200 shares and received one and one half options exercisable at $40.39 per share (100% of fair market value) for each share purchased, or 103,800 options.
      In March 2002, Anapharm entered into a written agreement with Dr. Marc LeBel providing for a five-year employment term at an initial base salary of $266,000 Canadian (approximately $214,848 per year in United States dollars based on the exchange rate as of May 9, 2005) with increases in his base salary upon Anapharm meeting targeted financial results, subject to approval of the Board of Directors. Dr. LeBel is eligible to receive bonuses during the term of his employment in accordance with revenue and income targets established by us. In 2003 and 2004, he received bonuses of $63,069 and $136,521 in United States dollars, respectively. Additionally, as part of his employment agreement we awarded Dr. LeBel 35,000 10-year stock options exercisable at $23.89 per share. Effective on January 1, 2004, we increased Dr. LeBel’s base salary to $335,855 Canadian (approximately $271,272 in United States dollars based on the exchange rate as of May 9, 2005). If Dr. LeBel is terminated without cause or his employment is not renewed, he is entitled to one year’s severance.
      In October 2003, we entered into a four-year employment agreement with Gary Ingenito, M.D., Ph.D., who was hired as our senior vice president. Dr. Ingenito resigned in January 2005 after the PharmaNet acquisition. Dr. Ingenito received an annual salary of $290,000 per year and an annual bonus of $150,000. In addition, Dr. Ingenito received 3,000 shares of restricted common stock giving effect to the May 2004 stock dividend.
      We do not have any formal pension, profit sharing or such other similar plans covering all of our employees including the individuals specified above, other than our 1999 Stock Plan, our 2004 Employee Stock Purchase Plan (“ESPP”), and two 401(k) plans. The ESPP permits our non-management employees to purchase shares of our common stock at 85% of the lower of fair market value on the first or last day of each six-month purchase period. We also have a 2004 Acquisition Stock Option Plan pursuant to which we granted stock options to certain PharmaNet executives. We do not intend to grant any additional options under this Plan beyond those granted last year. The two 401(k) plans for our United States employees consists of one for employees of SFBC and subsidiaries other than PharmaNet and its subsidiaries and one for PharmaNet and its U.S. subsidiaries. Both plans provide for a discretionary contribution by employees. The plan for SFBC employees also provides for a discretionary profit sharing contribution by SFBC. We are reviewing both of the 401(k) plans for comparability of benefits as a result of the merger with PharmaNet and expect to consolidate them by December 2005.

Compensation Committee Report
      The Compensation Committee oversees and approves all elements of compensation for SFBC’s executive officers and directors. The Compensation Committee consists of three members of our Board of Directors who meet the independence requirements of Nasdaq. The Compensation Committee operates under the authority provided in its Charter which was adopted in April 2004.
Executive Compensation Policy

Philosophy
      It has been and continues to be our policy to compensate SFBC’s executives based on individual and company performance. We do this in order to attract, retain and motivate the most highly qualified executives available to us and to do so in a competitive and cost-effective manner. In particular,

•	We base compensation on job responsibilities, and individual, team and company performance.

•	We take into account the value of the executive’s job in the marketplace.

•	We provide incentive-based compensation to encourage a long-term focus on company profitability and stockholder value.
      As a result of SFBC’s continued exceptional performance since 2000, measured in terms of stockholder return and growth of our revenue, net income and net income per share, our Compensation Committee in late 2004 recognized it needed expert assistance. With the acquisition of PharmaNet, the Compensation Committee believed that our executives were not being compensated at a level equal to our significant achievements. Accordingly, in early 2005 the Compensation Committee retained a leading compensation consultant to provide a thorough analysis and make compensation recommendations. In addition to reviewing a written report prepared by the consultant, our Compensation Committee held eight meetings in person or by telephone, four of which were attended by one or more representatives of the compensation consulting firm. This Report, except for the portion relating to 2004 compensation, is based upon the analysis provided by the compensation consultant and the careful deliberations of our Compensation Committee. It also reflects negotiations with our management which resulted in our Compensation Committee substantially reducing total direct compensation, primarily through a 50% reduction in LTI awards. These negotiations also resulted in a reduced maximum annual bonus, slightly higher base salaries for Dr. Krinsky, Mr. Hantman and Dr. Holmes and a larger number of options being granted at substantially higher exercise prices compared to the much lower price of our common stock on the date of grant. Although our Compensation Committee continues to believe its proposals were fully justified, it recognized its fiduciary duty to reduce its awards based upon management’s recommendation.
      Because the Compensation Committee believes that certain of our executive officers had been under-compensated for an extensive period of time, its initial proposal gave effect to this conclusion. Additionally, based upon SFBC’s exceptional historical performance, the Compensation Committee elected to fix the base salaries of all four executive officers covered by the report at highly competitive levels compared to peers. The Compensation Committee believed the higher cash compensation was warranted based upon past performance. Nontheless, the total direct compensation of our chief executive officer, president and chief financial officer are below the median of our peer group, and our executive vice president’s total direct compensation is at the 75th percentile of our peer group.
      In view of the goals specified above, SFBC’s executive compensation structure is based on a mix of components which we believe help to balance short-term and long-term strategic considerations. These components consist of a base salary, bonuses based upon meeting agreed-upon milestones, and LTI awards. We believe that SFBC’s incentive awards provide a short-term reward for past performance as well as a long-term incentive designed to increase retention and to enhance longer-term stockholder value by better and more closely aligning our executives’ interests with SFBC’s stockholders and SFBC’s economic performance as whole.

Methodology
      We considered various measures of company performance, including, revenue, net pre-tax income, earnings per share, total market value, and total stockholder return. We also considered what we believe are key or significant events for SFBC and each executive’s role and performance in connection with such events. We did not assign any of these measures specific weights, but we considered them in a subjective determination after considering the company’s performance as whole.
      We also took into consideration compensation practices of our competitors and companies with similar growth, size, and complexity. While we intended to generally award our executives total compensation levels well above the median of our peer group, based upon the recommendation of management we limited the total direct compensation for our chief executive officer, president and chief financial officer to below the median of our peer group and awarded our executive vice president total direct compensation at the 75th percentile level of our peer group.
      The Compensation Committee recognized that 2004 was another banner year for SFBC. The following significant accomplishments occurred as the result of the leadership of our senior management:

•	We had record revenue and earnings;

•	We also completed a significant acquisition of PharmaNet in December 2004 which substantially transformed SFBC into a global full service drug development services company;

•	We completed an accretive acquisition in July 2004 of Taylor Technology, Inc. which provides quantitative bioanalytical services in the pre-clinical stage and Phases I through IV;

•	We sold $143.75 million of convertible notes providing us with additional resources to continue our program of making selective accretive acquisitions;

•	We successfully negotiated and obtained a $160 million credit facility with a syndicate of banks, which also provided us with additional resources to fund accretive acquisitions; and

•	The reported results of operations for the first quarter of 2005 (excluding the one-time non-operating charge of $2.2 million relating to the Company’s secondary offering in March 2005) with record revenue and net earnings are a reflection of their continued efforts.
2005 Compensation Awards
      As a result, we entered into new employment agreements with Lisa Krinsky, M.D., Mr. Arnold Hantman, Dr. Gregory B. Holmes and Mr. David Natan and amended the existing agreement for Dr. Marc LeBel. We fixed the base salaries for the first year for each of Dr. Krinsky, Mr. Hantman, Dr. Holmes and Mr. Natan using peer group comparisons provided by our compensation consultant. We also increased the salary of Dr. Marc LeBel based upon the recommendation of our senior executives which outlined the importance of Anapharm to our growth and net income. The new salaries for the period April 1, 2005 through March 31, 2006 are:

Executive	Salary

Lisa Krinsky, M.D.	$650,000
Arnold Hantman	$650,000
Dr. Gregory B. Holmes	$550,000
David Natan	$330,000
Dr. Marc LeBel	$350,000
We also awarded Dr. Holmes a one-time $200,000 signing bonus and Dr. LeBel a one-time $100,000 retention bonus. Both of these bonuses are subject to pro rata forfeiture if the executive leaves during the 12-month period beginning April 1, 2005.

      The new employment agreements we reached in May 2005 with some of our executive officers are for the period beginning April 1, 2005 through March 31, 2008 (through March 31, 2006 for Mr. Natan). There are three distinct components of these agreements — a base annual salary which may be increased annually by our Compensation Committee depending upon performance, the opportunity to achieve annual bonuses which will be reviewed annually by our Compensation Committee and an LTI award which will be determined annually by our Compensation Committee.
      The bonuses for the first year are based upon the base salaries and are subject to meeting five financial and operating goals with each goal equal to as much as 20% of base salary. If superior performance targets are met for each of the five categories, the maximum bonuses can be 100% of the respective executive’s annual base salary. As part of each financial goal there are two target levels, each of which is equal to 10% of base salary. We will set the goals for the second and third year of employment in the first calendar quarter of 2006 and 2007, respectively.
      The first year’s LTI awards are described above in this Proxy Statement. It is expected that the Compensation Committee will review the LTI awards each year and make new awards annually effective for the second and third years of employment. Furthermore, the LTI awards for future years are expected to be primarily performance related measured over a three-year term and are not anticipated to include any equity components which do not include performance criteria.
      The restricted stock unit agreements and stock option agreements executed by our executives contain forfeiture and clawback provisions. Under these provisions, if an executive is terminated for cause, violates confidentiality, non-competition or non-solicitation agreements or commits certain other specified acts, the executive will forfeit any outstanding awards as of the date the violation is discovered and will have to return any gains realized during a two-year period. These provisions serve to protect the company’s intellectual and human capital, and help ensure that executives act in the best interest of our company and its stockholders.

Section 162(m)
      Section 162(m) of the Internal Revenue Code provides a limit of $1,000,000 on the amount of compensation that may be deducted by a company in any year in respect of each of the chief executive officer and the next four most highly paid executive officers, subject to certain exceptions including performance standards. The Compensation Committee recognizes the importance of deducting executive compensation for federal income tax purposes. Accordingly, to the extent salary, perquisites and LTI compensation exceeds the deductibility limits of Section 162(m), excluding compensation resulting from the exercise of stock options, the excess amounts of cash compensation will be deferred until six months following the date the executive ceases to be employed by SFBC, which is the same date on which the restricted stock units will be delivered. Because the annual bonuses which may be earned by Drs. Krinsky and Holmes and Mr. Hantman during the first year of their new employment agreements are 100% performance based, any bonuses earned are not subject to the Section 162(m) limitations. We expect future annual bonuses will also be performance based.

Chief Executive Officer Compensation For 2005
      In establishing Mr. Hantman’s compensation for 2005, we applied the same principles outlined above which were applied to our other executive officers. In prior years, the compensation paid to Dr. Krinsky was higher than that paid to Mr. Hantman partly based upon Dr. Krinsky’s status as our founder and largest stockholder. However, in 2005 we decided to equalize their compensation. This decision was based upon a recognition that SFBC’s core decisions are made by the executive team comprised of Mr. Hantman and Drs. Krinsky and Holmes. These three executives acting together function as the office of the chief executive. Each of these key executives has and continues to make major contributions to the growth and success of SFBC. We believe that it is appropriate to compensate Dr. Krinsky and Mr. Hantman at the same level based upon the similar level of responsibility they share in the management, operation and growth of our business, and we have determined that the compensation paid to them is reasonable.

2004 Compensation Awards

Base Salaries
      Effective January 1, 2004, based upon the approval of the Compensation Committee and the Audit Committee, we agreed to the terms of new three-year employment agreements with each of Dr. Krinsky, Mr. Hantman and Dr. Holmes. However, definitive written employment agreements were not executed. Dr. Krinsky, Mr. Hantman and Dr. Holmes received benefits which are similar to those received under their prior written employment agreements, with an increase of $75,000 in base salary to each of Dr. Lisa Krinsky, Mr. Arnold Hantman and Dr. Gregory B. Holmes, such that Dr. Krinsky’s base salary was increased to $475,000, Mr. Hantman’s base salary was increased to $400,000 and Dr. Holmes’ base salary was increased to $325,000. We also entered into a new employment agreement with Mr. David Natan increasing his base salary to $210,000. These increases were made to reflect the increased scale of SFBC’s operations and each of the executive’s increasing responsibilities.
      As part of our acquisition of PharmaNet, we approved and SFBC entered into a three-year employment agreement (terminable by either party on 90 days’ notice) with Mr. Jeffrey P. McMullen, its president and chief executive officer. We did not separately review this employment and accepted it as part of the acquisition negotiations. However, we felt the agreement is competitive and indicative of the superior accomplishments of Mr. McMullen.

Bonuses
      The Committees, in the context of approving the terms of their proposed 2004 employment agreements, approved an annual bonus of 2.5% of net-pretax income for Dr. Krinsky and an annual bonus of 1.5% of net-pretax income to Mr. Hantman, and determined that Dr. Krinsky, Mr. Hantman, and Dr. Holmes would also be eligible for a discretionary bonus. Based on this formula, Dr, Krinsky and Mr. Hantman would have been entitled to receive bonuses of $475,000 and $400,000, respectively had agreements been executed. On February 23, 2005, the Compensation Committee, in exercising its oversight, awarded bonuses of $356,250 and $300,000 to Dr. Krinsky and Mr. Hantman, respectively, for 2004.
      In April 2004, Dr. Holmes was awarded a $200,000 bonus. This bonus was awarded because (i) Dr. Holmes was responsible for managing SFBC’s subsidiaries which are located outside of Miami, Florida, (ii) Anapharm, Inc.’s performance greatly exceeded expectations, and (iii) significant acquisitions were being negotiated with Dr. Holmes playing a key role. Mr. Natan received a $10,000 bonus in January 2004 and a $25,000 bonus in February 2005, related in part to his increased duties due to Section 404 of Sarbanes-Oxley and the increase in size of SFBC due to recent acquisitions.
      In December 2004, we awarded $1.1 million in discretionary bonuses related to the efforts of SFBC’s management in securing the convertible note offering and the credit facility mentioned above. Dr. Krinsky, Mr. Hantman, and Dr. Holmes each received $250,000, and Mr. Natan received $125,000. Other employees received an aggregate of $225,000.

Stock Options
      In April 2004, the Compensation Committee in recognition of outstanding contributions awarded 135,000 stock options to Dr. Holmes, 45,000 stock options to Mr. Marc LeBel, 27,000 stock options to Dr. Gary Ingenito (then an executive officer), and 18,000 stock options to Mr. Natan. These options are exercisable at $24.37 per share over a five period expiring on April 29, 2009, with one-third of the options fully vested and the remaining options vesting in four equal increments semi-annually on each December 31st and June 30th, beginning June 30, 2004. We believe that these grants, in addition to providing compensation for past contributions and performance, also provide an incentive to continued outstanding performance and to better and more closely align our executives’ interests with SFBC as whole, as well as long-term stockholder value. These options were granted pursuant to SFBC’s 1999 Stock Plan.

      In July 2004, the Compensation Committee, in view of providing additional incentives for future performance by its president and chief executive officer, and after recognizing that Dr. Krinsky and Mr. Hantman had not received any grants of stock options in over two years, granted 75,000 stock options to each of Dr. Krinsky and Mr. Hantman. These stock options were granted pursuant to the 1999 Stock Plan, and are exercisable at $27.23, over a five year term, with one-half of the options fully vested on grant and the remaining options to vest in equal semi-annual increments on December 31, 2004, June 30, 2005 and December 31, 2005, subject to continued employment on the applicable vesting date. We believe these grants provided additional incentives to these key individuals for longer-term corporate-wide performance, extending beyond the vesting period.

Chief Executive Officer Compensation for 2004
      For 2004, we obtained a brief peer group analysis but our Compensation Committee did not give it substantial weight since it did not retain an independent compensation consultant. In establishing Mr. Hantman’s compensation for 2004, we applied the same principles outlined above which were applied to our other executive officers. We reviewed SFBC’s performance, including, revenue, net income, earnings per share growth, and stockholder value. We also reviewed SFBC’s progress in integrated prior acquisitions, and his role in implementing SFBC’s strategy of making key accretive and complementary acquisitions, which allowed SFBC to increase its service offerings in the later-stages of clinical development. We did not assign any of these factors or performance measures relative or specific weights, but rather made a subjective determination after considering such information collectively.
      As described above, we set Mr. Hantman’s base salary at $400,000, awarded him a bonus based on net pre-tax income which we adjusted in connection with our oversight to $300,000 and awarded him with a $250,000 bonus in connection with his contribution to acquiring additional financial resources for our acquisition strategy. His base salary was increased to reflect Mr. Hantman’s increased role and responsibilities due to the increasing size and scope of SFBC’s operations.
      We also granted him 75,000 stock options exercisable over a five year term once vested, with one-half of the options fully vested on grant and the remaining options to vest in equal semi-annual increments on December 31, 2004, June 30, 2005 and December 31, 2005, subject to continued employment on the applicable vesting date. In determining the size of the stock option grant, we took into consideration Mr. Hantman’s individual performance, SFBC’s performance, and the size and timing of prior stock option grants to Mr. Hantman. We have determined that the compensation paid to Mr. Hantman for services rendered during 2004 was reasonable.
Conclusion
      We believe that the caliber and motivation of all of our employees, and especially our executive leaders and senior management, are essential to SFBC’s performance. We believe our executive compensation policies and practices contribute to our ability to differentiate our performance from our competitors. In view of this, we will continue to evolve, improve, and administer our compensation policies, practices, and decisions in a manner that we believe will be in our stockholders’ interests and worthy of their continued support.

This report is submitted on behalf of the Compensation Committee. Dr. Leonard I. Weinstein, Chairman Jack Levine, CPA David Lucking
      The above Compensation Committee report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings including Form S-3 that SFBC files with the SEC.

      The following tables provide information with respect to the grant and exercise of options to purchase our common stock by our named executive officers for the fiscal year ended December 31, 2004.
Option/ SAR Grants in Last Fiscal Year

			% of Total			Potential Realizable Value		Grant
	Number of		Option/Sars			at Assumed Annual Rates		Date
	Securities		Granted to			of Stock Price Appreciation		Present
	Underlying		Employees	Exercise		for Five Year Option Term		Value
	Options/Sars		in Fiscal	Price per	Expiration			[Alternative
Name	Granted		Year	Share	Date	5%	10%	Treatment]

Lisa Krinsky, M.D.	75,000		6.1%	$27.23	7/27/09	$564,236	$1,246,814
Arnold Hantman	75,000		6.1%	$27.23	7/27/09	$564,236	$1,246,814
Dr. Gregory Holmes	135,000		11.0%	$24.37	4/29/09	$908,953	$2,008,547
Dr. Marc LeBel	45,000		3.7%	$24.37	4/29/09	$302,984	$669,516
Dr. Gary Ingenito	27,000	(1)	2.2%	$24.37	4/29/09	$181,791	$401,709

(1)	9,000 of the options granted to Dr. Ingenito expired upon his resignation. The remaining 18,000 options expired in April 2005, which is three months following his resignation.
Aggregated Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/Sars at		Options/Sars at
	Shares		Fiscal Year-End		Fiscal Year-End
	Acquired on	Value
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lisa Krinsky, M.D.	150,000	$2,989,500	164,300	25,000	$3,535,839	$306,750
Arnold Hantman	75,000	$1,494,750	149,300	25,000	$3,201,339	$306,750
Dr. Gregory Holmes	112,500	$1,445,625	187,500	45,000	$4,146,150	$1,517,100
Dr. Marc LeBel	0	N/A	73,750	23,750	$1,691,325	$226,950
Dr. Gary Ingenito	0	N/A	18,000	9,000	$272,340	$136,170

Performance Graph

	10/11/2000	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

SFBC International, Inc.	$100.00	$57.24	$272.24	$172.38	$352.72	$786.85
NASDAQ US	$100.00	$77.67	$61.61	$42.60	$63.69	$69.30
NASDAQ Health Services	$100.00	$121.10	$130.92	$112.81	$172.51	$217.45
      The stock performance graph shows how an initial investment of $100 in SFBC common stock on October 11, 2000 would have compared to an equal investment in the Nasdaq US and Nasdaq Health Services indexes. The comparison is limited to a slightly more than four-year period since we did not complete our initial public offering until October 2000. The interim measurement points reflect the value on December 31 of each year.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires SFBC’s officers, directors and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our review of the Forms 3 and 4 submitted to us during and for fiscal 2004, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

Item 2.	Amendment of our 1999 Stock Plan
      In June 1999 we adopted our 1999 Stock Option Plan which is now known as the 1999 Stock Plan (the “Plan”). In June 2004, we amended the Plan to broaden the types of awards which may be granted under the Plan to include grants of common stock, restricted stock units and SARs in addition to non-qualified and incentive stock options (the “Stock Rights”). We also increased the number of shares available to be granted under the plan by 300,000 shares. These amendments were approved by our stockholders at our 2004 Annual Meeting.
      As of May 12, 2005, we had 340,452 shares of common stock available to be granted under the Plan. The Plan provides for our non-employee directors to receive grants of 15,000 options upon election or appointment to the Board of Directors vesting over one year and again after all prior options have vested. Until May 2005, the Plan provided for an automatic grant of 45,000 options per person. We made the change in anticipation of converting to using restricted stock in the future. At our Annual Meeting, we expect to elect four independent directors (including three who currently serve) who will each receive grants of options.
      Additionally, in May 2005, our Compensation Committee granted a total of 131,096 options and 52,115 restricted stock units to certain of our executive officers as described above under Item 1. As a result of the grants of these Stock Rights to our executive officers and the grants to our directors this year, we only have the power to grant an additional 82,241 Stock Rights under the Plan.
      In May 2005, subject to stockholder approval, our board of directors approved an amendment to the Plan increasing the number of Stock Rights available under the Plan by 300,000. If the amendment is approved at the Annual Meeting, we can grant 382,241 Stock Rights. We believe this amount is adequate to meet the needs of our growing company to attract and maintain quality employees during the coming year and to provide for additional equity grants to our independent directors and for additional LTI awards in 2006. We also believe that it is important for our stockholders to have regular input into the amount of Stock Rights which we grant under the Plan. Our Compensation Committee has determined it is in our stockholders’ best interests to not seek the authority to grant Stock Rights as incentives for existing employees and directors in an amount that exceeds our reasonable expectations as to the number that may be granted in the next year. If our results of operations continue to meet and exceed expectations, we anticipate requesting additional increases to our Plan at next year’s meeting.
      The Board of Directors recommends a vote “FOR” this proposal.

Item 3.	Amendment of our 2004 Employee Stock Purchase Plan
      In June 2004, we adopted our 2004 Employee Stock Purchase Plan (“ESPP”) permitting SFBC’s employees, but not its executive officers, to purchase a total of 150,000 shares of our common stock. The ESPP provides our employees with the option of purchasing common stock of SFBC from SFBC at a 15% discount from the lower of the fair market value of such shares at the beginning of an offering period or the fair market value of such shares at the end of the offering period. Each offering period is six months, and commences on July 1st and January 1st of each year. The ESPP is intended to qualify under Section 423 of the Code. We are pleased to report that more than 500 of our employees currently participate in the ESPP. We issued 16,804 shares to employees who participated in the offering period ended December 31, 2004, and we anticipate issuing approximately 50,000 shares to employees who are participating in the current offering period ending June 30, 2005. Assuming a similar level of participation in the ESPP, we anticipate that in January 2006, there will be less than 35,000 shares available for our employees to purchase under the ESPP. The increased participation is the result of our acquisition of PharmaNet.
      In May 2005, subject to stockholder approval, our board of directors approved an amendment to the ESPP increasing the total number of shares of our common stock available under the ESPP by 100,000. We believe this amount is adequate to continue operating the ESPP through the plan period ending December 31, 2006.
      We believe that encouraging employee ownership of SFBC through participation in the ESPP is important, and are pleased that our employees have expressed their confidence in SFBC’s future as shown by their strong level of participation in the ESPP.
      The Board of Directors recommends a vote “FOR” this proposal.

Equity Compensation Plans
      The following table reflects information relating to equity compensation plans as of December 31, 2004.

	Number of Securities
	to be Issued Upon	Weighted Average	Number of Securities
	Exercise of	Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by security holders(1)	1,265,301	$15.00	337,952
Equity compensation plans not approved by security holders(2)	933,947	$39.66	0

(1)	Consists of our 1999 Stock Plan and ESPP Plan.

(2)	Includes 7,500 options issued in connection with our 2000 initial public offering issued to the underwriters of that offering. Does not include 3,750 warrants issuable upon exercise of the underwriters’ options issued in connection with our 2000 initial public offering. Also includes 842,447 options issued to PharmaNet executives effective December 22, 2004 under our 2004 Acquisition Stock Option Plan, but does not include 220,000 options which we agreed to grant to 11 PharmaNet executives on each of December 22, 2006 and 2007, subject to continued employment with us on the applicable grant date, pursuant to which we will issue each such executive 10,000 options that will be exercisable at the fair market value on the date of issuance. Mr. Jeffrey P. McMullen, president and chief executive officer of PharmaNet, received grants of options under the 2004 acquisition stock option plan which are described at page 13 of this proxy statement.

Item 4.	Ratification of Appointment of Independent Registered Public Accounting Firm
      Subject to stockholder ratification, our Audit Committee has appointed Grant Thornton LLP to serve as independent registered public accounting firm for 2005. Grant Thornton LLP has served as our independent registered public accounting firm since 2001. Selection of SFBC’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of SFBC for ratification. However, SFBC is submitting this matter to the stockholders as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton LLP, and may retain that firm or another without re-submitting the matter to SFBC’s stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of SFBC and its stockholders. In this regard, the Audit Committee in 2004 engaged two other auditing firms to perform non-audit services.
      Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
      There were no disagreements with Grant Thornton related to the audit for the years ended December 31, 2004, 2003 or 2002.
      The Board of Directors recommends a vote “FOR” this proposal.
Audit Committee Report
      The Audit Committee oversees SFBC’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of three members of the Board of Directors who meet the independence and experience requirements of Nasdaq.
      On February 19, 2004, we adopted a new Audit Committee Charter replacing the previous Charter our Board of Directors approved on March 27, 2003.

      Under our Charter, the Audit Committee is appointed to assist the Board of Directors in monitoring the following:

•	The integrity of SFBC’s financial statements;

•	Our independent registered public accounting firm qualifications and independence;

•	The performance of our independent audit function and the independent registered public accounting firm; and

•	Our compliance with legal and regulatory requirements.
      Our Audit Committee retains our independent registered public accounting firm and approves in advance all permissible non-audit services performed by them and other auditing firms. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control, the Audit Committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements, the adoption and disclosure of our critical accounting estimates and generally oversees the relationship of the independent registered public accounting firm with SFBC.
      The Audit Committee has:

•	fulfilled its oversight responsibilities by reviewing and discussing the audited financial statements in the annual report on Form 10-K with management;

•	met privately with the independent registered public accounting firm and discussed matters required to be discussed by Statement on Auditing Standards No. 61 with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, relating to their judgments as to the quality, not just the acceptability, of SFBC’s accounting principles, and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards;

•	discussed with the registered public accounting firm its independence from management and SFBC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm, which is required by the Independence Standards Board Standard No. 1, and considered whether the provision of non-audit services was consistent with maintaining the registered public accounting firm’s independence; and

•	in reliance on the reviews and discussions with management and the auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

This report is submitted on behalf of the Audit Committee. Jack Levine, CPA, Chairman Dr. Leonard I. Weinstein David Lucking
      The above Audit Committee report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings including Form S-3 that SFBC files with the SEC.

Fees paid to Grant Thornton LLP
      The following table shows the fees paid or accrued by us for the audit and other services provided by Grant Thornton LLP for the years ended December 31, 2004 and 2003.

	2004	2003

Audit Fees(1)	$1,204,794	$496,090
Audit-Related Fees(2)	$11,400	$63,258
Tax Fees(3)	$145,700	$104,452
All Other Fees	$0	$0

Total	$1,361,894	$663,800

(1)	For 2004 Audit Fees consists of an integrated audit including the financial statement audit and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

(2)	For 2004, Audit Related Services consisted of due diligence, audit and Form 8-K preparation services related to our acquisition of PharmaNet and Taylor Technology and our issuance of $143.75 million of convertible notes. For 2003, Audit Related Services consisted of due diligence, audit and Form 8-K preparation services related to our secondary public offering, our acquisition of Clinical Pharmacology, and other due diligence services.

(3)	For 2004 and 2003, Tax Fees consisted of tax compliance services and tax advice including services related to our European joint venture and Anapharm.
      The Audit Committee has adopted policies and procedures that require the pre-approval by the Audit Committee of all fees paid to and services performed by our principal independent registered public accounting firm and other auditing firms. At the beginning of each year, the Audit Committee approves the proposed services along with the range of corresponding fees to be provided by our independent registered public accounting firm. If any proposed service would exceed the pre-approved cost levels, the proposed service requires specific pre-approval. In addition, specific pre-approval is required for any proposed services that may arise during the year that are outside the scope of the initial services pre-approved by the Audit Committee. The Audit Committee also adopted a policy acknowledging and specifically prohibiting our independent registered public accounting firm from performing any of those non-audit services which a company’s principal independent registered public accounting firm are prohibited from performing by the Sarbanes-Oxley Act.

Item 5.	Other Matters
      SFBC has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.
      If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, SFBC will cancel the proxy.
Stockholders’ Proposals
      Any stockholder of SFBC who wishes to present a proposal to be considered at the 2006 annual meeting of the stockholders of SFBC and who wishes to have such proposal presented in SFBC’s Proxy Statement for such meeting, must deliver such proposal in writing to SFBC no later than January 31, 2006.

      We will furnish without charge to any stockholder submitting a written request a copy of our annual report on Form 10-K, including financial statements and schedules thereto, as filed with the SEC. Your written request should be directed to Mr. David Natan at our offices located at 11190 Biscayne Blvd., Miami, FL 33181.

By the Order of the Board of Directors

/s/ Lisa Krinsky, M.D.

Lisa Krinsky, M.D.,
Chairman
Miami, Florida
May 20, 2005

SFBC INTERNATIONAL, INC.

PROXY

     You are entitled to one vote on all proposals listed below and presented at the annual meeting for every share of common stock of SFBC International, Inc. that you own or owned on the record date of April 27, 2005. SFBC’s board of directors recommends that you vote “FOR” all of the proposals listed below. Your vote is important. Please read the Proxy Statement and Form 10-K and vote. Please complete by designating your choices below, signing this Proxy and returning it in the enclosed self-addressed envelope.

     1. Election of directors to serve on the board of directors of the SFBC for a one-year term until the 2006 Annual Meeting of stockholders of SFBC:

     Nominees:

Lisa Krinsky, M.D. Arnold Hantman Jeffrey P. McMullen Jack Levine David Lucking Dr. Leonard Weinstein Arnold Golieb	FOR ☐ FOR ☐ FOR ☐ FOR ☐ FOR ☐ FOR ☐ FOR ☐	WITHHELD ☐ WITHHELD ☐ WITHHELD ☐ WITHHELD ☐ WITHHELD ☐ WITHHELD ☐ WITHHELD ☐

     For, except vote withheld from the following nominee: _____________________

     2. I hereby approve the amendment to the 1999 Stock Plan.

          FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

     3. I hereby approve the amendment to the 2004 Employee Stock Purchase Plan.

          FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

     4. I hereby approve and ratify the appointment of Grant Thornton LLP as SFBC’s independent auditors for 2005.

          FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

     5. I hereby authorize the transaction of any other lawful business that may properly come before the annual meeting of stockholders.

          FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

     If no direction is indicated, all proposals will be voted “FOR” as recommended by SFBC’s board of directors.

Dated: _________________________ , 2005

____________________________________
(Signature of Stockholder)

____________________________________
(Printed Name of Stockholder)

____________________________________
(Record Number of Shares Owned)

NOTE: Please sign exactly as your name appears on your share certificate. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.